Exhibit 99.2
Strategic Combination with FAF Advisors Investor Presentation July 2010 July 2010

Overview of Transaction Expected Timing Transaction is expected to close by year-end, subject to customary conditions Ongoing USB Distribution Relationship 5-year strategic investment services agreement with US Bank Wealth Management Transaction Consideration 9.5% post transaction $80 million cash (no debt financing) Transaction Nuveen to acquire the long-term assets of FAF Advisors, the Minneapolis-based investment adviser to the First American Funds mutual fund family, and a subsidiary of US Bancorp ("USB") FAF Advisors manages $25.4 billion in long-term assets under management, including 41 mutual funds USB Cash Management USB to retain cash management business representing $62bn of AUM

Significant Strategic Benefits FAF Advisors is a high quality, diversified asset manager Exceptional complementary fit Substantially broadens and scales Nuveen's Mutual Fund business Fills important investment capability gaps Creates significant distribution benefits for both Nuveen and FAF Creates meaningful shareholder value

Leading Mutual Fund Family $25bn AUM (June, 2010) Consistent positive quarterly net flows Strong, diversified business... Diversified business: fixed income, real asset, asset allocation and equities Leading mutual fund family Ranked #4 in 2009 by Barron's Deep investment team with strong investment results Strategic relationship with US Bancorp 5th largest commercial bank in the U.S. Fixed Income Equity Real Assets Asset Allocation 49.7 37 10 4 Diversified Long-Term Business AUM $25.4bn Institutional Retail Platform USB Closed End Fund 23 15 11 46 5

Strong Investment Performance Across Investment Products First Quartile Second Quartile 66 31 3 Top Quartile Top Half 100 First Quartile Second Quartile 33 64 3 First Quartile 100 First Quartile Second Quartile 40 57 3 Top Quartile 100 5 star 4 star 3 star 0.02 0.31 0.66 0.01 5 star 1 Source: SIMFUND 5 star 4 star 3 star 2 star Not rated 0.19 0.38 0.36 0.02 0.04 0.01 First Quartile Second Quartile 20 40 40 First Quartile Second Quartile 51 24 25 First Quartile Second Quartile 34 28 38

($Bn) Nuveen Investments FAF Combined Mutual Funds $23.5 $17.2 $40.7 Institutional 42.6 5.8 48.4 CEFs 46.8 1.2 48.0 Retail MAs 37.3 1.2 38.5 Total $150.2 $25.4 $175.6 Q4, 2006 Q2, 2010 Institutional 0.2 0.28 Mutual Funds 0.11 0.23 CEFs 0.33 0.27 Retail Managed Accts. 0.36 0.22 Product Line Mix (% AUM) Retail MAs CEFs Mutual Funds Institutional 20% 11% 33% 36% 28% 23% 27% 22% 100% 100% Nuveen Investments Nuveen Investments + FAF AUM by Product Line (Q2, 2010) Substantially Broadens and Scales Nuveen's Mutual Fund Business

Creates opportunity to accelerate growth Expanded and complementary distribution capabilities Broadened product offering Provides added diversification: asset class, product & channel Adds $40 million of run-rate EBITDA (including synergies) Synergies anticipated to come largely from combining distribution and back office functions Reduces leverage (debt/EBITDA) by more than 0.5x in the near term Transaction consideration primarily equity Cash consideration funded from available cash on Nuveen's balance sheet (no debt required) Creates Meaningful Shareholder Value